SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934, as amended.

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

Preliminary Proxy Statement ☐

Confidential for Use of the Commission only (as permitted by Rule 14a-6(e)(2) ☐

Definitive Proxy Statement ☐

Definitive Additional Materials ☒

Soliciting Material Pursuant to §§ 240.14a-12 ☐

1-800-FLOWERS.COM, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

1-800-FLOWERS.COM, INC.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 14, 2023

November 15, 2023

On October 30, 2023, 1-800-FLOWERS.COM, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with the Company’s Annual Meeting of Stockholders scheduled to be held on December 14, 2023. This supplement contains additional information relating to the effect of abstentions and broker non-votes on the approval of the amendment to the Company’s 2003 Long Term Incentive and Share Award Plan as set forth in Proposal 5 in the Proxy Statement (the “Proposal”). The affirmative vote of a majority of the Company’s outstanding Common Stock present in person or by proxy at the Annual Meeting, and entitled to vote on the Proposal, is required to approve the Proposal. Since brokers are not entitled to vote on the Proposal without instructions, broker non-votes will have no effect on the Proposal and will not be counted for purposes of determining whether the Proposal has been approved. Abstentions will be counted in tabulations of the votes cast on the Proposal, however they will have the same effect as a vote “AGAINST” the Proposal since they are not affirmative votes.

The Proxy Statement contains important information and this supplement should be read in conjunction with the Proxy Statement and, except for the additional information with respect to the Proposal, this supplement does not affect any matter presented for consideration in the Proxy Statement. If you previously received a Notice of Internet Availability of Proxy Materials, you may view this supplement and the Proxy Statement at www.proxyvote.com. Otherwise, you should have received printed copies of the Proxy Statement and a Notice of the 2023 Annual Meeting of Stockholders by mail. If you have not already voted, you are urged to vote by telephone or internet as instructed in the Notice of Internet Availability of Proxy Materials; or, if you received a proxy card by mail, you may complete, date and return the proxy card by mail. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote.